Exhibit (c)(3)

 Strictly Confidential. Not for Distribution.  Project Stockholm  Discussion Materials for the Special Committee of the Board of Directors of Stockholm  October 10, 2023

 01  02  03  04  05  EXECUTIVE SUMMARY  3  SELECTED CHANGES SINCE PRIOR DISCUSSION MATERIALS  7  FINANCIAL ANALYSES  10  SELECTED PUBLIC MARKET OBSERVATIONS  17  APPENDICES  Weighted Average Cost of Capital  24  25  Selected Benchmarking Data  Historical Trading Multiple Observations  28  31  Illustrative Selected Premiums Paid Observations  34  06  DISCLAIMER  36

 01  01 EXECUTIVE SUMMARY

 Summary of Selected Transaction Terms  4  Note: This summary is intended only as an overview of selected terms and is not intended to cover all terms or details of the Transaction.  As defined in the Agreement.  Effective time to occur 30 days after execution of the Agreement.  Source: Draft Agreement and Plan of Merger dated 10/9/23 (the “Agreement”).  Parties to the Transaction:  Stockholm (the “Company”)  Stockholm Parent, LLC (the "Parent"), an affiliate of the Copenhagen Parties  Stockholm Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub")  Form of Transaction:  Merger of Merger Sub with and into the Company, with the Company surviving the Merger as a direct, wholly owned subsidiary of Parent (the “Transaction”)  Transaction Consideration:  Each share of Company common stock outstanding, other than the Excluded Shares1, shall be converted into the right to receive  $4.30 in cash (the “Per Share Transaction Consideration”)  Financing:  No financing condition  Copenhagen affiliates to provide Parent with aggregate equity financing sufficient to consummate the Transaction  Certain Conditions:  Obtainment of written consent by holders of a majority of the outstanding shares of Company common stock to approve the Transaction pursuant to the Agreement  No-Solicitation:  No-solicitation provision with fiduciary out in the event of a superior proposal prior to the effective time of the written consent2  Company Termination Fee:  2.5% of the value of the aggregate Per Share Transaction Consideration

Transaction Value Overview

Summary of Transaction Value

(dollars and shares in millions, except per share values)

Selected Transaction Information	
Per Share Transaction Consideration [1]	$4.30
Common Shares Outstanding [2] [3]	40.3
Dilutive Shares [2] [4]	0.0
Fully-Diluted Shares	40.4
Implied Transaction Equity Value	**$173.7**
Total Debt as of 6/30/23 [5] [6] [7]	78.9
Cash and Cash Equivalents as of 6/30/23 [5] [8]	(34.9)
Net Value of Argentina Operations as of 6/30/23 [5] [9]	(1.1)
Implied Transaction Enterprise Value	**$216.6**

Selected Implied Transaction Multiples

Implied EV / Adjusted EBITDA Transaction Multiples	Corresponding Base Amount [2]	Implied Multiple
LTM Ended 6/30/23	$37.6	5.8x
CY 2023E	$36.7	5.9x
CY 2024E	$38.7	5.6x

Implied Premiums / Discounts to Selected Historical Stock Prices

(dollars per share in actuals)

Trading Period	Selected Metric [10]		Implied Premium of Per Share Transaction Consideration	
	7/18/23 [11]	10/6/23	7/18/23 [11]	10/6/23
1-Day Closing Price	$2.86	$3.25	50.3%	32.3%
5-Day VWAP	$2.90	$3.21	48.4%	33.9%
10-Day VWAP	$2.89	$3.20	49.0%	34.5%
20-Day VWAP	$2.92	$3.21	47.2%	34.1%
30-Day VWAP	$2.88	$3.16	49.2%	36.3%
Since Initial Copenhagen Proposal (7/19/23) [12]	NA	$3.20	NA	34.4%
3-Month VWAP	$3.04	$3.19	41.6%	34.8%
6-Month VWAP	$3.43	$3.14	25.4%	36.8%
1-Year VWAP	$3.56	$3.42	20.7%	25.6%
52-Week High Intraday Price (1/11/23)	$4.53	$4.53	(5.1%)	(5.1%)
52-Week Low Intraday Price (6/6/23)	$2.64	$2.64	62.9%	62.9%

1. *Per the Agreement.*
2. *Per Company management.*
3. *Reflects ~40.3 million basic shares of common stock outstanding as of 10/6/23.*
4. *Reflects ~2.2 million options to purchase common stock as of 10/6/23 (to the extent in the money, based on treasury method). Does not include ~1.1 million warrants to purchase common stock with a per share exercise price of $9.94 subject to vesting requirements linked to payments made to Amazon or its affiliates pursuant to a service contract.*
5. *Per public filings and Company management.*
6. *Reflects total principal amount, gross of debt discount and deferred financing costs; includes amounts outstanding under equipment loan.*
7. *In connection with its financing of working capital, as of 6/30/23 the Company has certain outstanding agreements with Regions Bank pursuant to which the Company has sold certain receivables in exchange for cash. The factoring agreement is backed by 100% of collections on underlying receivables but is otherwise non-recourse. Total debt excludes receivable factoring balance of ~$16.3 million as of 6/30/23.*
8. *Excludes restricted cash of ~$4.2 million, as of 6/30/23. Includes international cash balances of ~$31.0 million as of 6/30/23, which may potentially be subject to repatriation tax and/or other repatriation limitations, per Company management.*
9. *Per Company management, the Company intends to exit its Argentina operations and has retained a financial advisor to assist with a sales process. Figures shown based on the net book value of Argentina operations of ~$1.1 million.*
10. *Intraday prices per Capital IQ. VWAP based on cumulative trading activity over designated number of trading days (based on intraday trading) per Bloomberg as of applicable date.*
11. *Reflects trading information prior to announcement of the non-binding proposal from Copenhagen dated 7/18/23 (the "Initial Copenhagen Proposal").*
12. *Reflects trading information since 7/19/23, following announcement of the Initial Copenhagen Proposal.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; CY refers to Calendar Year; E refers to Estimated.
EV refers to Enterprise Value; LTM refers to the most recently completed 12-month period for which financial information has been made public; NA refers to not available; VWAP refers to Volume-Weighted Average Price.
Sources: The Agreement, Bloomberg, Capital IQ, Company management and public filings.

5 | Houlihan Lokey

Financial Analyses Summary

Implied Per Share Value Reference Ranges

(dollars per share in actuals)



Unaffected Stock Price:[1] $2.86
10-Day VWAP[2]: $3.20
Per Share Transaction Consideration:[3] $4.30
Selected Companies Analysis LTM Ended 6/30/23 Adjusted EBITDA 4.0x - 6.0x
$2.66
$4.52
Selected Companies Analysis CY 2023E Adjusted EBITDA 4.0x - 6.0x
$2.57
$4.38
Selected Companies Analysis CY 2024E Adjusted EBITDA 4.0x - 6.0x
$2.77
$4.68
Selected Transactions Analysis LTM Ended 6/30/23 Adjusted EBITDA 5.0x - 8.0x
$3.59
$6.35
Discounted Cash Flow Analysis Perpetual Growth Rate 1.0% - 3.0% Discount Rate 11.0% - 13.0%
$3.19
$4.85

Note: No particular weight was attributed to any analysis.

Note: Based on (i) ~40.3 million basic shares of common stock outstanding as of 10/6/23 and (ii) ~2.2 million options to purchase common stock as of 10/6/23 (to the extent in the money, based on treasury method), per Company management. Does not include ~1.1 million warrants to purchase common stock with a per share exercise price of $9.94 subject to vesting requirements linked to payments made to Amazon or its affiliates pursuant to a service contract.

1. *Reflects closing price per share of common stock as of 7/18/23, the last trading day prior to announcement of the Initial Copenhagen Proposal.*
2. *Reflects 10-day VWAP as of 10/6/23.*
3. *Per the Agreement.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items. CY refers to Calendar Year; E refers to Estimated; VWAP refers to Volume Weighted Average Price; LTM refers to the most recently completed 12-month period for which financial information has been made public.

Sources: The Agreement, Company management, Capital IQ and public filings.

6 | Houlihan Lokey

 02  02  SELECTED CHANGES SINCE PRIOR DISCUSSION MATERIALS

 Summary of Selected Changes Relative to Prior Preliminary Financial Analyses Dated September 20, 2023  8  The following changes have been made relative to the prior preliminary discussion materials dated 9/20/23:  Financial Information and Analyses:1  Balance sheet and historical financial information continues to reflect actuals through 6/30/23, per Company management.  Financial projections prepared by Company management are unchanged since the prior preliminary discussion materials dated 9/20/23.  Per Company management, aggregate revenue and adjusted EBITDA for July and August 2023 were $62.0 million and $4.9 million, compared to projections for the two-month period of $61.4 million and $5.1 million, respectively.  Company management has indicated no material changes in outlook for the business (since prior preliminary discussion materials dated 9/20/23).  Company management provided updated capitalization information as of 10/6/23 (compared to information as of 8/2/23 incorporated in the prior preliminary discussion materials dated 9/20/23).  Selected Companies Analysis:  The selected companies analysis was updated to reflect stock prices and other publicly available financial information as of 10/6/23 (previously, as of 9/14/23 market close). See following page for further detail on observed multiples.  No changes have been made to the selected multiples ranges relative to the prior preliminary discussion materials dated 9/20/23.  Selected Transactions Analysis:  No new selected transactions with publicly available information have been identified since the prior preliminary discussion materials dated 9/20/23.  No changes have been made to the selected multiples ranges relative to the prior preliminary discussion materials dated 9/20/23.  Discounted Cash Flow (“DCF”) Analysis:  Stock prices, betas, risk-free rates and other public information utilized in discount rate calculations have been updated to market close on 10/6/23 (previously, as of 9/14/23 market close).  Discounted cash flow analysis updated to reflect the following changes, based on additional information received from Company management: (i) taxes over the projection period updated based on effective tax rate of 31.5% (no change to tax assumptions in terminal period) and (ii) change in net working capital in H2 CY 2023E updated to reflect the removal of financing cash flows of approximately $2 million.  No changes have been made to the selected discount rate range and the selected perpetual growth rates utilized in the DCF analysis relative to the prior preliminary discussion materials dated 9/20/23.  1. Company management also revised state NOL balance to ~$60 million compared to ~$120 million previously noted and referenced in the prior preliminary discussion materials dated 9/20/23. However, Company management has consistently indicated a full valuation allowance against its deferred tax assets.  Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items. CY refers to Calendar Year; E refers to Estimated; H refers to Half.

Selected Market Changes
Stockholm Selected Companies

Selected Company	Pricing as of 9/14/23 — Enterprise Value [1] to Adjusted EBITDA LTM	CY 2023E [2]	CY 2024E [2]	Pricing as of 10/6/23 — Enterprise Value [1] to Adjusted EBITDA LTM	CY 2023E [2]	CY 2024E [2]	Change vs. Prior Materials — Enterprise Value [1] to Adjusted EBITDA LTM	CY 2023E [2]	CY 2024E [2]
Concentrix Corporation [3]	5.9x	5.5x	5.2x	*NA*	*NA*	6.3x	*NA*	*NA*	1.1x
IBEX Limited	3.1x	3.0x	2.8x	3.7x	3.6x	3.4x	0.7x	0.7x	0.6x
TaskUs, Inc.	4.8x	5.0x	4.8x	4.7x	4.8x	4.6x	-0.2x	-0.2x	-0.2x
TDCX Inc.	4.2x	4.6x	4.0x	4.2x	4.8x	4.3x	0.0x	0.2x	0.3x
Teleperformance SE [4]	6.4x	5.6x	5.2x	6.1x	5.3x	4.9x	-0.3x	-0.3x	-0.2x
TELUS International (Cda) Inc.	8.0x	7.1x	6.0x	7.4x	6.6x	5.6x	-0.6x	-0.5x	-0.4x
TTEC Holdings, Inc.	7.2x	7.3x	6.9x	6.8x	7.0x	6.5x	-0.3x	-0.3x	-0.3x
Low	3.1x	3.0x	2.8x	3.7x	3.6x	3.4x	0.7x	0.7x	0.6x
High	8.0x	7.3x	6.9x	7.4x	7.0x	6.5x	-0.6x	-0.3x	-0.3x
Median	5.9x	5.5x	5.2x	5.4x	5.1x	4.9x	-0.5x	-0.4x	-0.2x
Mean	5.6x	5.4x	5.0x	5.5x	5.4x	5.1x	-0.2x	-0.1x	0.1x
Stockholm [5]	4.5x	4.6x	4.1x	4.6x	4.7x	4.2x	0.1x	0.1x	0.1x

Note: No company used in this analysis for comparative purposes is identical to Stockholm.
Note: Debt outstanding for IFRS filers includes total lease liabilities.

1. *Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.*
2. *Multiples based on forward looking financial information have been calendarized to the Company's fiscal year end of December 31st, except Concentrix Corporation, which has a fiscal year end of November 30th.*
3. *Concentrix closed the previously announced acquisition of Webhelp SAS on 9/25/23. As such, the current materials reflect pro forma financial metrics for Concentrix (where available), while the prior special committee discussion materials dated 9/20/23 reflected financial metrics for Concentrix on a standalone basis.*
4. *Consensus estimates from the majority of Wall Street analysts covering the company do not reflect pro forma results for the pending acquisition of Majorel Group Luxembourg S.A. announced on 4/26/23. As such, figures reflect financials for Teleperformance on a stand-alone basis.*
5. *Based on public filings, analyst estimates, market data and other public information as of applicable date.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; CY refers to Calendar Year; E refers to Estimated.
LTM refers to the most recently completed 12-month period for which financial information has been made public; NA refers to not available.
Sources: Bloomberg, Capital IQ and public filings.

9 | Houlihan Lokey

 03  03 FINANCIAL ANALYSES

 Financial Analyses Summary  LTM refers to the most recently completed 12-month period for which financial information has been made public. Sources: Company management and public filings.  11  (dollars and shares in millions, except per share values)  Note: No discrete value ascribed to ~$39 million of U.S. federal net operating loss carryforwards, ~$60 million of state net operating loss carryforwards and ~$25 million of foreign net operating loss carryforwards given that (i) per Company management, Stockholm is not expected to generate material pre-tax income in jurisdictions in which it possesses material tax assets (the U.S., the United Kingdom and Australia) during the projection period; (ii) Stockholm has taken a full valuation allowance against its deferred tax assets in all instances, per Company management; and (iii) certain selected companies have NOL carryforwards, the impact of which is assumed to be reflected in their implied Enterprise Value to Adjusted EBITDA multiples. For the avoidance of doubt, the Company’s U.S. federal NOLs are subject to §382 limitations following the reverse merger of Stockholm into Athens in 2018 (regardless of whether the Company enters into a transaction constituting a material ownership change).  Per public filings and Company management.  Excludes restricted cash of ~$4.2 million, as of 6/30/23. Includes international cash balances of ~$31.0 million as of 6/30/23, which may potentially be subject to repatriation tax and/or other repatriation limitations, per Company management.  Per Company management, the Company intends to exit its Argentina operations and has retained a financial advisor to assist with a sales process. Based on the net book value of Argentina operations of ~$1.1 million.  Reflects total principal amount, gross of debt discount and deferred financing costs; includes amounts outstanding under equipment loan.  In connection with its financing of working capital, as of 6/30/23 the Company has certain outstanding agreements with Regions Bank pursuant to which the Company has sold certain receivables in exchange for cash. The factoring agreement is backed by 100% of collections on underlying receivables but is otherwise non-recourse.  Based on (i) ~40.3 million basic shares of common stock outstanding as of 10/6/23 and (ii) ~2.2 million options to purchase common stock as of 10/6/23 (to the extent in the money, based on treasury method), per Company management. Does not include ~1.1 million warrants to purchase common stock with a per share exercise price of $9.94 subject to vesting requirements linked to payments made to Amazon or its affiliates pursuant to a service contract.  Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; CY refers to Calendar Year; E refers to Estimated.  Selected Companies Analysis  Selected Companies Analysis  Selected Companies Analysis  Selected Transactions Analysis  Discounted Cash Flow Analysis  LTM Ended 6/30/23 Adjusted EBITDA  CY 2023E  Adjusted EBITDA  CY 2024E  Adjusted EBITDA  LTM Ended 6/30/23 Adjusted EBITDA  Perpetual Growth Rate 1.0% -- 3.0%  Discount Rate  Corresponding Base Amount  $37.  6 $36.  7 $38.  7 $37.  6 11.0%  --  13.0%  Selected Multiples Range  4.0x  --  6.0x  4.0x  --  6.0x  4.0x  --  6.0x  5.0x  --  8.0x  Implied Enterprise Value Reference Range  $150.4  --  $225.6  $146.7  --  $220.1  $154.6  --  $231.9  $188.0  --  $300.7  $171.7  --  $238.7  Cash and Cash Equivalents as of 6/30/2023 [1] [2]  34.9  --  34.9  34.9  --  34.9  34.9  --  34.9  34.9  --  34.9  34.9  --  34.9  Estimated Net Value of Argentina Operations as of 6/30/2023 [1] [3]  1.1  --  1.1  1.1  --  1.1  1.1  --  1.1  1.1  --  1.1  1.1  --  1.1  Total Debt as of 6/30/2023 [1] [4] [5]  (78.9) --  (78.9)  (78.9) --  (78.9)  (78.9) --  (78.9)  (78.9) --  (78.9)  (78.9) --  (78.9)  Implied Total Equity Value Reference Range  $107.4  --  $182.6  $103.8  --  $177.1  $111.7  --  $189.0  $145.0  --  $257.8  $128.7  --  $195.8  Shares Outstanding [6]  40.3  --  40.4  40.3  --  40.4  40.3  --  40.4  40.4  --  40.6  40.4  --  40.4  Implied Per Share Value Reference Range  $2.66  --  $4.52  $2.57  --  $4.38  $2.77  --  $4.68  $3.59  --  $6.35  $3.19  --  $4.85

Selected Historical & Projected Financial Information

(dollars in millions)

	Calendar Year Ended December 31,				LTM Ended	Calendar Year Ending December 31,						CAGR	
	2019	2020	2021	2022	6/30/2023	2023E	2024E	2025E	2026E	2027E	2028E	2019 to 2023	2023E to 2028E
Revenue	**$486.3**	**$448.6**	**$470.2**	**$385.1**	**$371.1**	**$379.8**	**$385.4**	**$395.4**	**$410.5**	**$426.3**	**$442.8**	**-6.0%**	**3.1%**
Growth %	*-1.8%*	*-7.7%*	*4.8%*	*-18.1%*		*-1.4%*	*1.5%*	*2.6%*	*3.8%*	*3.9%*	*3.9%*		
Direct Costs	(297.2)	(264.4)	(303.6)	(236.1)	(227.1)	(234.4)	(235.0)	(239.6)	(247.6)	(256.0)	(265.3)		
Variable Profit	$189.1	$184.2	$166.7	$148.9	$144.0	$145.4	$150.4	$155.8	$162.9	$170.3	$177.5	**-6.4%**	**4.1%**
Margin %	*38.9%*	*41.1%*	*35.4%*	*38.7%*	*38.8%*	*38.3%*	*39.0%*	*39.4%*	*39.7%*	*40.0%*	*40.1%*		
Indirect Costs	(106.2)	(101.2)	(78.3)	(68.5)	(64.3)	(68.7)	(70.9)	(73.4)	(76.4)	(79.5)	(82.7)		
Depreciation & Amortization	(26.8)	(24.9)	(23.6)	(22.6)	(22.1)	(24.1)	(25.5)	(27.1)	(28.5)	(30.2)	(31.9)		
Gross Profit	$56.1	$58.0	$64.8	$57.8	$57.6	$52.7	$54.0	$55.3	$58.0	$60.7	$62.9		
Margin %	*11.5%*	*12.9%*	*13.8%*	*15.0%*	*15.5%*	*13.9%*	*14.0%*	*14.0%*	*14.1%*	*14.2%*	*14.2%*		
Selling, General and Administrative Expenses	(41.5)	(40.1)	(42.5)	(48.7)	(48.0)	(40.0)	(40.9)	(41.9)	(43.5)	(45.2)	(46.9)		
Depreciation & Amortization	26.8	24.9	23.6	22.6	22.1	24.1	25.5	27.1	28.5	30.2	31.9		
Total Adjustments [1] [2]	*NA*	*NA*	1.3	6.7	5.9	*NA*	*NA*	*NA*	*NA*	*NA*	*NA*		
Adjusted EBITDA	**$41.4**	**$42.8**	**$47.3**	**$38.5**	**$37.6**	**$36.7**	**$38.7**	**$40.5**	**$43.0**	**$45.7**	**$48.0**	**-3.0%**	**5.5%**
Margin %	*8.5%*	*9.5%*	*10.1%*	*10.0%*	*10.1%*	*9.7%*	*10.0%*	*10.2%*	*10.5%*	*10.7%*	*10.8%*		
Growth %	*44.9%*	*3.4%*	*10.4%*	*-18.7%*		*-4.6%*	*5.4%*	*4.8%*	*6.1%*	*6.3%*	*5.0%*		
Depreciation & Amortization	(26.8)	(24.9)	(23.6)	(22.6)	(22.1)	(24.1)	(25.5)	(27.1)	(28.5)	(30.2)	(31.9)		
Adjusted EBIT	**$14.7**	**$17.9**	**$23.7**	**$15.9**	**$15.5**	**$12.6**	**$13.1**	**$13.4**	**$14.5**	**$15.5**	**$16.0**	**-3.6%**	**4.9%**
Margin %	*3.0%*	*4.0%*	*5.0%*	*4.1%*	*4.2%*	*3.3%*	*3.4%*	*3.4%*	*3.5%*	*3.6%*	*3.6%*		
Growth %	*NMF*	*22.2%*	*32.2%*	*-33.0%*		*-20.4%*	*3.9%*	*2.1%*	*8.5%*	*6.8%*	*3.3%*		
Additional Financial Information													
Capital Expenditures [3]	$15.6	$17.4	$9.9	$12.0	$14.4	$15.0	$15.4	$15.8	$16.4	$17.1	$17.7		
Adjusted Gross Profit (excl. D&A)	$82.9	$83.0	$88.4	$80.4	$79.7	$76.7	$79.5	$82.4	$86.5	$90.8	$94.9		
Margin %	*17.1%*	*18.5%*	*18.8%*	*20.9%*	*21.5%*	*20.2%*	*20.6%*	*20.8%*	*21.1%*	*21.3%*	*21.4%*		

Note: Adjusted EBITDA and Adjusted EBIT not burdened by stock-based compensation expense, which has historically approximated $1.5 million per year and is projected to remain at the same level through CY 2028E, per Company management.

Note: CY 2021 incorporates impact of one-time contract, which contributed approximately $25 million to revenue.

1. **Total Adjustments**

	2019	2020	2021	2022	LTM 6/30/2023
Private Offer Transaction Cost			*$0.0*	*$2.9*	*$1.7*
Other Non Recurring Costs			*0.0*	*0.5*	*1.6*
CSS Option Amortization			*0.0*	*1.8*	*1.1*
Share-Based Compensation Expense			*1.4*	*1.6*	*1.5*
Warrant Contra Revenue			*(0.1)*	*0.0*	*0.0*
Total Adjustments	***NA***	***NA***	***$1.3***	***$6.7***	***$5.9***

No applicable adjustments over the projection period

2. *Figures for CY 2021 and CY 2022 are based on audited financials. Figures for CY 2019-CY 2020 (due to need to pro forma for divestiture of Saudi Arabia and Argentina) and CY 2023E-CY 2028E are based on financials used for internal reporting purposes, which differ slightly from audited financials in classification of certain costs as to between indirect costs and SG&A expense. In addition, CY 2019 and CY 2020 figures are already presented on an adjusted basis.*
3. *Capital expenditures prior to CY 2021 not pro forma for divestiture of Saudi Arabia and capital expenditures generally not pro forma for divestiture of Argentina.*

Adjusted EBIT refers to Earnings Before Interest and Taxes and Stock Option Expense, adjusted for certain non-recurring items.

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items.

CAGR refers to Compound Annual Growth Rate; CY refers to Calendar Year; D&A refers to Depreciation and Amortization; E refers to Estimated; LTM refers to the most recently completed 12-month period for which financial information has been made public; NA refers to not available; NMF refers to not meaningful figure; SG&A refers to Selling, General and Administrative; Variable Profit refers to revenue, minus direct costs.

Sources: Company management and public filings.

12 | Houlihan Lokey

Selected Companies Observations

(dollars in millions, except per share values)

	Selected Market Trading Information					Selected Multiple Information		
						Enterprise Value [1] to Adjusted EBITDA		
Selected Company	**Share Price [2]**	**% of 52-Week High [3]**	**% Above 52-Week Low [3]**	**Equity Market Value [2] [4]**	**Enterprise Value [2] [4]**	**LTM**	**CY 2023E [5]**	**CY 2024E [5]**
Concentrix Corporation [6] [7]	$80.51	53.0%	14.1%	$5,485.3	$10,305.0	*NA*	*NA*	6.3x
IBEX Limited	$15.83	50.4%	38.3%	$304.9	$248.5	3.7x	3.6x	3.4x
TaskUs, Inc.	$9.09	37.7%	3.3%	$888.0	$1,000.7	4.7x	4.8x	4.6x
TDCX Inc.	$5.78	37.6%	21.7%	$844.9	$570.4	4.2x	4.8x	4.3x
Teleperformance SE [8]	$124.38	42.5%	5.1%	$7,344.7	$10,114.6	6.1x	5.3x	4.9x
TELUS International (Cda) Inc.	$7.52	27.9%	6.7%	$2,077.7	$3,848.7	7.4x	6.6x	5.6x
TTEC Holdings, Inc.	$25.78	47.6%	2.6%	$1,271.6	$2,092.7	6.8x	7.0x	6.5x
Low		27.9%	2.6%			3.7x	3.6x	3.4x
High		53.0%	38.3%			7.4x	7.0x	6.5x
Median		42.5%	6.7%			5.4x	5.1x	4.9x
Mean		42.4%	13.1%			5.5x	5.4x	5.1x
Stockholm - Current Price (as of 10/6/23) [9]	$3.25	71.7%	23.1%	$131.0	$173.9	4.6x	4.7x	4.2x
Stockholm - Unaffected Price (as of 7/18/23) [9] [10]	$2.86	63.1%	8.3%	$115.3	$166.0	4.4x	4.1x	3.7x

Note: No company used in this analysis for comparative purposes is identical to the Company.
Note: Debt outstanding for IFRS filers includes total lease liabilities.
1. *Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.*
2. *Based on closing prices as of 10/6/23.*
3. *Based on market prices as of 10/6/23. Inclusive of intraday prices.*
4. *Based on diluted shares.*
5. *Multiples based on forward looking financial information have been calendarized to the Company's fiscal year end of December 31st, except Concentrix Corporation, which has a fiscal year end of November 30th.*
6. *Concentrix completed the acquisition of Webhelp SAS on 9/25/23. LTM and FY 2023E adjusted EBITDA figures pro forma for the acquisition are not available. Implied Enterprise Value to Adjusted EBITDA multiples reflecting pro forma FY 2022 Adjusted EBITDA of $1.4 billion, per public filings, and pro forma FY 2023E Adjusted EBITDA of $1.6 billion, per investor presentation dated 3/29/23, are approximately 7.2x and 6.4x, respectively.*
7. *Enterprise Value does not reflect the impact of contingent earnout shares related to the Webhelp SAS acquisition completed on 9/25/23.*
8. *Consensus estimates from the majority of Wall Street analysts covering the company do not reflect pro forma results for the pending acquisition of Majorel Group Luxembourg S.A. announced on 4/26/23. As such, figures reflect financials for Teleperformance on a stand-alone basis.*
9. *Based on public filings, analyst estimates, market data and other public information as of applicable date.*
10. *Reflects the last trading day prior to announcement of the Initial Copenhagen Proposal.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; CY refers to Calendar Year; E refers to Estimated.
FY refers to Fiscal Year; LTM refers to the most recently completed 12-month period for which financial information has been made public; NA refers to not available.
Sources: Bloomberg, Capital IQ and public filings.

13 | Houlihan Lokey

Selected Transactions Observations

(dollars in millions)

					Transaction Value /						*Illustrative Synergy-Adjusted Metrics* Transaction Value /		
Announced	**Effective**	**Target**	**Acquiror**	**Transaction Value [1]**	**LTM Adjusted EBITDA [2]**	**NFY Adjusted EBITDA [3]**	**LTM Adjusted EBITDA Margin % [2]**	**NFY Adjusted EBITDA Margin % [3]**		**LTM Adjusted EBITDA [2]**	**NFY Adjusted EBITDA [3]**	
4/26/2023	Pending	Majorel Group Luxembourg S.A.	Teleperformance SE	$3,208.9	7.9x	7.9x	17.6%	16.6%		5.9x	5.9x	[10]
3/29/2023	9/25/2023	Webhelp SAS	Concentrix Corporation	$4,793.5	12.1x	9.6x	NA	16.7%	[4]	9.3x	7.7x	[11]
4/6/2022	10/31/2022	GRUPO KONECTANET, S.L.U.	Comdata S.p.A.	$2,201.5	6.7x	NA	15.0%	NA		NA	NA	
12/28/2021	12/28/2021	Senture, LLC	Teleperformance SE	$400.0	10.5x	NA	19.8%	NA	[5]	NA	NA	
9/1/2021	9/1/2021	Unisono Solutions Group SL	Intelcia Group S.A	$236.0	8.0x	NA	17.1%	NA		NA	NA	
6/18/2021	8/27/2021	Sykes Enterprises, Incorporated	Sitel Worldwide Corporation	$2,172.2	10.2x	10.2x	12.1%	11.5%		NA	NA	
12/8/2020	1/8/2021	Everise Holdings	Brookfield Business Partners L.P.	$360.0	9.0x	NA	13.3%	NA	[6]	NA	NA	
9/22/2020	12/30/2020	Odigo SAS	Apax Partners SAS (nka:Seven2 SAS)	$351.3	11.5x	NA	NA	NA		NA	NA	
12/4/2019	1/31/2020	CCC Holding GmbH	TELUS International (Cda) Inc.	$1,010.2	9.8x	NA	29.5%	NA	[7]	NA	NA	
7/9/2019	11/19/2019	Webhelp SAS	Groupe Bruxelles Lambert SA	$2,693.9	NA	10.7x	NA	15.0%	[8]	NA	NA	
8/9/2018	1/24/2019	TU TopCo, Inc. (nka:TaskUs, Inc.)	The Blackstone Group L.P.	$500.0	17.0x	NA	NA	NA	[9]	NA	NA	
6/28/2018	10/5/2018	Convergys Corporation	SYNNEX Corporation	$2,663.7	7.5x	8.0x	12.9%	12.4%		5.3x	5.5x	[12]
6/14/2018	10/4/2018	Intelenet Global Services Private Ltd.	Teleperformance SE	$1,000.0	12.0x	NA	18.5%	NA		NA	NA	
3/15/2018	7/20/2018	CSP Alpha Midco Pte Ltd (dba: Aegis)	StarTek, Inc.	$366.9	9.7x	NA	9.8%	NA		5.4x	NA	[13]
Low				$236.0	6.7x	7.9x	9.8%	11.5%				
High				$4,793.5	17.0x	10.7x	29.5%	16.7%				
Median				$1,005.1	9.8x	9.6x	16.1%	15.0%				
Mean				$1,568.4	10.2x	9.3x	16.6%	14.4%				

Note: See following page for footnotes.

14 | Houlihan Lokey

 Selected Transactions Observations (cont.)  14  Note: No company used in this analysis for comparative purposes is identical to the Company, and no transaction used in this analysis for comparative purposes is identical to the Transaction. Note: Where available, stock-based compensation expense has been added back to adjusted EBITDA.  Transaction Value refers to the implied enterprise value of target company, based on the announced transaction equity price and other public information available at the time of the announcement.  Based on reported metric for the most recent LTM period prior to the announcement of the transaction, except where otherwise noted.  Based on reported metric for the most recent NFY period prior to the announcement of the transaction.  LTM period reflects $396 million of adjusted EBITDA from Wall Street equity research and NFY period reflects $500 million from press release at the time of announcement.  EV/LTM adjusted EBITDA multiple is based on estimated 2021 adjusted EBITDA of $38 million noted by Teleperformance SE at the time the transaction was announced.  Transaction Value based on figure reported in press release from Brookfield Business Partners L.P.  LTM period reflects figures reported as of 12/31/19.  News articles and Wall Street equity research at the time of announcement referenced NFY adjusted EBITDA of ~€210 million and ~€238 million, respectively. NFY adjusted EBITDA used for purposes of computing Transaction Value / NFY Adjusted EBITDA multiple reflects the average of the two reported figures.  LTM EBITDA per news articles at the time of announcement, which reference adjusted EBITDA of ~$29 million as of 12/31/17.   Reflects impact of estimated run-rate annual cost synergies ranging from ~$110 million to ~$165 million in connection with the transaction. Illustrative synergy-adjusted metrics reflect midpoint of range of cost synergy estimates.  Reflects impact of $120 million in estimated run-rate annual cost synergies by the third full year after closing, in connection with the transaction.  Reflects impact of $150 million in estimated run-rate annual cost synergies by the third full year after closing, in connection with the transaction.  Reflects impact of $30 million in estimated adjusted EBITDA synergies in connection with the transaction.  Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items. EV refers to Enterprise Value.  LTM refers to the most recently completed 12-month period for which financial information has been made public. NA refers to not available.  NFY refers to Next Fiscal Year.  Sources: Capital IQ, PitchBook, Refinitiv, public filings, press releases and Wall Street research.

Discounted Cash Flow Analysis – Perpetual Growth Rate

(dollars in millions, except per share values)

	Projected Calendar Year Ending December 31,						
	2023E [1]	**2024E**	**2025E**	**2026E**	**2027E**	**2028E**	**Terminal Value Assumptions [4]**
Revenue	**$196.5**	**$385.4**	**$395.4**	**$410.5**	**$426.3**	**$442.8**	**$442.8**
Growth %		*1.5%*	*2.6%*	*3.8%*	*3.9%*	*3.9%*	
Direct Costs	(119.4)	(235.0)	(239.6)	(247.6)	(256.0)	(265.3)	(265.3)
Indirect Costs	(35.9)	(70.9)	(73.4)	(76.4)	(79.5)	(82.7)	(82.7)
Selling, General and Administrative Expenses	(20.4)	(40.9)	(41.9)	(43.5)	(45.2)	(46.9)	(46.9)
Adjusted EBITDA	**$20.8**	**$38.7**	**$40.5**	**$43.0**	**$45.7**	**$48.0**	**$48.0**
Margin %	*10.6%*	*10.0%*	*10.2%*	*10.5%*	*10.7%*	*10.8%*	*10.8%*
Depreciation & Amortization	(13.5)	(25.5)	(27.1)	(28.5)	(30.2)	(31.9)	(17.7)
Adjusted EBIT	**$7.3**	**$13.1**	**$13.4**	**$14.5**	**$15.5**	**$16.0**	**$30.3**
Stock-Based Compensation [2]	(0.7)	(1.5)	(1.5)	(1.5)	(1.5)	(1.5)	(1.5)
Adjusted EBIT (less SBC)	**$6.5**	**$11.6**	**$11.9**	**$13.0**	**$14.0**	**$14.5**	**$28.8**
Taxes [3]	(2.1)	(3.7)	(3.8)	(4.1)	(4.4)	(4.6)	(7.6)
Unlevered Earnings	**$4.5**	**$8.0**	**$8.2**	**$8.9**	**$9.6**	**$10.0**	**$21.1**
Depreciation & Amortization	13.5	25.5	27.1	28.5	30.2	31.9	17.7
Capital Expenditures	(7.4)	(15.4)	(15.8)	(16.4)	(17.1)	(17.7)	(17.7)
Change in Net Working Capital	(6.5)	(1.0)	(0.8)	(0.9)	(1.0)	(0.9)	(0.9)
Unlevered Free Cash Flows	**$4.1**	**$17.1**	**$18.7**	**$20.0**	**$21.7**	**$23.3**	**$20.3**

Implied 2028E Adjusted EBITDA Terminal Multiple [5]

Discount Rate	**1.00%**	**2.00%**	**3.00%**
11.00%	4.5x	5.0x	5.7x
11.50%	4.3x	4.8x	5.4x
12.00%	4.1x	4.6x	5.1x
12.50%	3.9x	4.4x	4.9x
13.00%	3.8x	4.2x	4.6x

PV of Terminal Value as a % of Enterprise Value

Discount Rate	**1.00%**	**2.00%**	**3.00%**
11.00%	61.1%	63.8%	66.7%
11.50%	59.7%	62.3%	65.1%
12.00%	58.3%	60.9%	63.6%
12.50%	57.0%	59.5%	62.1%
13.00%	55.7%	58.1%	60.6%

	Present Value of Cash Flows (2023E - 2028E)	+	PV of Terminal Value Based on Perpetual Growth Rate for 2028E Unlevered Free Cash Flow			=	Implied Enterprise Value			-	Net Debt and Other Items [6]	=	Implied Total Equity Value		
Discount Rate			**1.00%**	**2.00%**	**3.00%**		**1.00%**	**2.00%**	**3.00%**				**1.00%**	**2.00%**	**3.00%**
11.00%	$79.5		$124.9	$140.2	$159.3		$204.4	$219.7	$238.7		($42.9)		$161.5	$176.7	$195.8
11.50%	$78.6		$116.5	$130.0	$146.8		$195.1	$208.6	$225.3		($42.9)		$152.1	$165.7	$182.4
12.00%	$77.7		$108.9	$121.0	$135.7		$186.6	$198.6	$213.4		($42.9)		$143.6	$155.7	$170.4
12.50%	$76.8		$102.0	$112.8	$125.9		$178.8	$189.6	$202.7		($42.9)		$135.8	$146.7	$159.8
13.00%	$76.0		$95.7	$105.4	$117.1		$171.7	$181.4	$193.1		($42.9)		$128.7	$138.5	$150.1

Implied Equity Value Per Share [7]

Discount Rate	**1.00%**	**2.00%**	**3.00%**
11.00%	$4.00	$4.38	$4.85
11.50%	$3.77	$4.10	$4.52
12.00%	$3.56	$3.86	$4.22
12.50%	$3.37	$3.63	$3.96
13.00%	$3.19	$3.43	$3.72

Note: Present values as of 10/10/23; mid-year convention applied.

1. *Represents implied projected H2 CY 2023E financial information, per Company management, unless otherwise noted.*
2. *Stock-based compensation expense treated as cash outflow to approximate dilutive impact. Per Company management, annual run-rate stock-based compensation expense should approximate $1.5 million annually over the projection period.*
3. *Based on effective tax rate of 31.5% over the projection period, per Company management. In the terminal period, reflects estimated long-term normalized tax rate of 26.5% provided by Company management.*
4. *Depreciation and Amortization expense is assumed to equal capital expenditures in the terminal period.*
5. *Implied from corresponding discount rate and perpetual growth rate applied to terminal period unlevered free cash flow.*
6. *Reflects sum of (i) ~$34.9 million of cash and cash equivalents as of 6/30/23 and ~$1.1 million of net book value of Argentina operations as of 6/30/23, less (ii) ~$78.9 million of total financial debt as of 6/30/23, per Company management and public filings.*
7. *Computed as Implied Total Equity Value divided by the sum of (i) ~40.3 million basic shares of common stock as of 10/6/23 and (ii) ~2.2 million options to purchase common stock as of 10/6/23 (to the extent in the money, based on treasury method), per Company management. Does not include ~1.1 million warrants to purchase common stock with a per share exercise price of $9.94 subject to vesting requirements linked to payments made to Amazon or its affiliates pursuant to a service contract.*

Adjusted EBIT refers to Earnings Before Interest and Taxes and Stock Option Expense, adjusted for certain non-recurring items.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; E refers to Estimated; H refers to Half.
LTM refers to the most recently completed 12-month period for which financial information has been made public; PV refers to Present Value; SBC refers to Stock-Based Compensation.
Source: Company management.

16 | Houlihan Lokey

 04  04 SELECTED PUBLIC MARKET OBSERVATIONS

 $0.00  $1.00  $2.00  $3.00  $4.00  $5.00  $7.00  $6.79  $6.00  $10.00  $9.00  $8.00  Jul-18  Jan-20  Jul-20 Jan-21 Jul-21  Per Share Transaction Consideration  Jan-19 Jul-19  Stockholm Stock Price  Jan-22 Jul-22  52 Week High  Jan-23 Jul-23  52 Week Low  Reflects closing Stockholm stock price as of 10/6/23, per Capital IQ.  Based on intraday prices.  Per Share Transaction Consideration:  $4.30  12/20/21:  Copenhagen submits  take-private proposal  based on a price of $5.40  8/9/22:  Copenhagen submits  revised proposal  based on a price of  $4.65  11/22/22:  MCI launches tender offer  to buy up to 4 million  shares of common stock  based on a price of $4.20  (which was completed  1/4/23)  7/18/23:  Copenhagen submits  new take-private  proposal based on a  price of $3.80  52-Week Intraday High2: $4.53  52-Week Intraday Low2: $2.64  $3.251  (dollars per share in actuals)  Selected Historical Trading Observations  Since Reverse Merger Transaction (July 2018)  9/19/22:  Copenhagen  withdraws  revised  proposal  Shaded areas denote periods during which Stockholm common stock was trading on an affected basis  Sources: Capital IQ, public filings and the Agreement.  18

 -50%  -60%  -70%  -80%  -40%  -30%  20%  10%  0%  -10%  -20%  30%  40%  Jul-21  Sep-21  Nov-22 Jan-23  Mar-23 May-23  S&P 500 Index (Total Return)  Jul-23  Sep-23  Nov-21 Jan-22 Mar-22 May-22 Jul-22 Sep-22  Stockholm Selected Companies [6]  As of 7/18/23, the last trading day prior to announcement of the Initial Copenhagen Proposal.  As of 10/6/23.  Reflects total stockholder return (“TSR”) from 9/20/22 through 10/6/23.  Reflects TSR from 1/5/23 through 10/6/23.  Reflects TSR from 7/19/23 through 10/6/23.  Includes Concentrix Corporation; IBEX Limited; TaskUs, Inc.; TDCX Inc.; Teleperformance SE; TELUS International (Cda) Inc.; and TTEC Holdings, Inc.  9/19/22:  Withdrawal of Prior  Revised Copenhagen Proposal  1/4/23:  Expiration of MCI Tender Offer  Total Stockholder Returns  Selected Relative Total Stockholder Return Performance Observations  7/18/23:  Initial Copenhagen Proposal made  Multiple sector participant IPOs in 2021 including Telus (2/21), TaskUs (6/21) and TDCX (10/21)  On an unaffected basis1, Stockholm’s total shareholder return is -18.8% since the withdrawal of the prior revised Copenhagen proposal on 9/19/22 and -23.7% since the expiration of the MCI tender offer on 1/4/23  Total Stockholder Return  Stockholm  Selected Companies [6]  S&P 500 Index (Total Return)   Unaffected for Copenhagen Proposal [1]    Current [2]   2-Year  1-Year  2-Year  Since Withdrawal of Prior Copenhagen Proposal [3]  Since Expiration of MCI Tender Offer [4]  Since Initial Copenhagen Proposal [5]  -57.8%  -12.5%  -42.2%  -7.7%  -13.3%  -0.6%  -50.9%  -32.2%  -63.3%  -41.3%  -47.2%  -19.9%  10.4%  21.0%  2.0%  13.7%  14.6%  -5.3%  Sources: Capital IQ as of 10/6/23 and public filings.  19

 0.7%  4.7%  5.5%  37.5%  38.7%  6.2%  6.7%  $2.80-  $2.90  $2.90-  $3.00  $3.00-  $3.10  $3.10-  $3.20  $3.20-  $3.30  $3.30-  $3.40  $3.40-  $3.50  12.2%  32.9%  18.3%  16.0%  11.8%  7.8%  5.5%  0.6%  0.4%  0.9%  0.6%  $2.50-  $2.75- $3.00-  $3.25-  $3.50-  $3.75-  $4.00-  $4.25-  $2.50-  $2.75-  $3.00-  $3.25-  $3.50-  $3.75-  $4.00-  $4.25-  $2.75  $3.00 $3.25  $3.50  $3.75  $4.00  $4.25  $4.50  $2.75  $3.00  $3.25  $3.50  $3.75  $4.00  $4.25  $4.50  19.5%  37.8%  11.7%  11.3%  12.5%  1.3%  26.8%  51.9%  16.1%  3.9%  0.0%  0.0%  0.0%  $2.50-  $2.75  $2.75-  $3.00  $3.00-  $3.25  $3.25-  $3.50  $3.50-  $3.75  $3.75-  $4.00  $4.00-  $4.25  $4.25-  $4.50  Selected Historical Stock Trading Activity  Selected VWAP Information  1-Day VWAP  10-Day VWAP  20-Day VWAP  30-Day VWAP  60-Day VWAP  3-Month VWAP  6-Month VWAP  9-Month VWAP  12-Month VWAP  $3.22  $3.20  $3.21  $3.16  $3.20  $3.19  $3.14  $3.37  $3.42  Last Six Months  Since Withdrawal of Prior Copenhagen Proposal (9/19/22)  Since Initial Copenhagen Proposal at $3.80/Share (7/18/23)5  Since Expiration of MCI Tender Offer (1/4/23)  Based on VWAP over specified period (last six months, since expiration of MCI tender offer, since Initial Copenhagen Proposal, or since withdrawal of prior Copenhagen proposal), per Bloomberg. Reference to “month” is based on calendar months. VWAP in dollars per share.  Public float calculated as total shares of common stock, less shares held by (i) Copenhagen; (ii) the Lebowitz Family (reflecting shares held by Steven and Deborah Lebowitz, as well as other family affiliates); (iii) MCI; (iv) A. Emmet Stephenson, Jr.; and  (v) current and former directors and their affiliates (including Mukesh Sharda affiliates Advance Crest Investments Limited and Tribus Capital Limited).  Based on the Agreement and selected VWAP volume information (per Bloomberg) over specified period.  Based on intraday VWAP information over specified period, per Bloomberg.   Based on the closing price in one-hour intraday intervals as provided by Bloomberg and the amount of volume transacted during that intraday window. VWAP refers to Volume Weighted Average Price.  Volume: 3.4 million (42.1% of public float)2  VWAP1: $3.14  Volume: 7.3 million (92.2% of public float)2  VWAP1: $3.41  Volume: 4.6 million (57.8% of public float)2  VWAP1: $3.37  Volume: 1.4 million (17.1% of public float)2  VWAP1: $3.20  % of Volume Traded Above Per Share Transaction Consideration3: 0.0%  High4: $3.72 Low4: $2.75  % of Volume Traded Above Per Share Transaction Consideration3: 0.0%  Sources: The Agreement, Capital IQ, public filings and Bloomberg as of 10/6/23.  20  High4: $3.47 Low4: $2.89

Selected Wall Street Analyst Perspectives

(dollars in millions, except per share values)

Summary Analyst Outlook

Each covering Wall Street equity research analyst published an updated company-specific note following earnings in August 2023

Broker	Date	Recommendation	Price Target	Premium / (Discount)[1]	Revenue CY 2023E	Revenue CY 2024E	Adjusted EBITDA CY 2023E	Adjusted EBITDA CY 2024E	Valuation Methodology
B. RILEY	9/28/23[2]	Buy	$4.00	23.1%	$377.0	$397.5	$37.2	$41.8	5.5x CY 2023E Adjusted EBITDA
Barrington Research Associates	8/11/23	Outperform	$5.50	69.2%	$378.1	$398.9	$37.1	$42.0	5.9x CY 2024E Adjusted EBITDA[3]
Median / Mean			**$4.75**	**46.2%**	**$377.6**	**$398.2**	**$37.2**	**$41.9**	

1. Based on closing Stockholm per share common stock price of $3.25 as of 10/6/23.
2. Reflects latest available B. Riley Securities research note referencing the Company, which reflects an unchanged price target and no revisions to projected financial information relative to the prior company-specific research note dated 8/11/23.
3. Per Barrington Research note, price target assumes "an industry average multiple on forward adjusted EBITDA a year from now" based on CY 2023E and CY 2024E EV / adjusted EBITDA multiples of 6.4x and 5.9x, respectively.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation, Amortization and Stock Option Expense, adjusted for certain non-recurring items.
CY refers to Calendar Year; E refers to Estimated; EV refers to Enterprise Value.
Sources: Capital IQ and Wall Street equity research.

21 Houlihan Lokey

 $14.00  $12.00  $10.00  $8.00  $6.00  $4.00  $2.00  Sep-18  Mar-19  Sep-19  Mar-21  Sep-22  Mar-23  Sep-23  Mar-20 Sep-20 Consensus Price Target [1]  Sep-21 Mar-22 Stockholm Trading Price  Selected Wall Street Analyst Perspectives (cont.)  Reflects the average price target from Wall Street analysts covering the Company.  Reflects current closing Stockholm stock price as of 10/6/23, per Capital IQ. CY refers to Calendar Year; H refers to Half; Q refers to Quarter.  Stockholm Consensus Price Target History1 (Last Five Years)  (dollars per share in actuals)  Highest Average Stock Price Target (Sept 2021 – Oct 2021): $11.50  Lowest Average Stock Price Target (August 2023 – Current): $4.75  Selected Commentary  ̋ Sales execution was solid in Q2 CY 2023 as Stockholm secured four new logos that will be delivered in offshore geographies (higher margin), but management noted that a volatile macro environment has elongated sales cycles and delayed decision-making among existing and potential new clients. The challenging macro backdrop is expected to weigh on H2 CY 2023 revenue performance as management expects the ramp in Q3 and Q4 to be more muted than in prior years. […]  Considering the subdued macro environment and the potential challenges that the advancements in generative AI present to Stockholm and the broader business process management industry, we believe that going private is likely the best route for Stockholm.”  – B. Riley Securities, 8/11/23  While there have been quite a few moving pieces over the past year or so, we believe the company is on the right path towards profitable growth and delivering sustainable value to shareholders. We continue to be intrigued by the available runway in the global CX outsourcing market ($100 billion in 2021), the company’s high-growth verticals, a higher mix of nearshore and offshore delivery (driving gross margin expansion) and its recently strengthened balance sheet. […]  While the company does not provide guidance, management cautioned that it is seeing near-term headwinds related to persistent global macroeconomic uncertainty, which is leading to longer sales cycles and delayed decision making with current and potential clients. However, with cost reduction being at the forefront of many discussions with customers, management believes the investments it has made to expand its nearshore and offshore services, which can reduce a company’s expenses while enhancing the overall customer experience, positions the company well to capitalize on the opportunity in the long term.  – Barrington Research, 8/11/23  ̋  Sources: Bloomberg, Capital IQ and Wall Street equity research.  22  $4.75  $3.252

Public Ownership Summary & Trading Observations

(shares outstanding in millions)

Holder	Voting Interest: Shares	Voting Interest: % Outstanding	% of Non-Copenhagen Holdings
Copenhagen	22.6	55.9%	*NA*
Lebowitz Family [1]	3.1	7.8%	17.6%
MCI	3.0	7.4%	16.7%
A. Emmet Stephenson Jr.	2.9	7.2%	16.4%
Renaissance Technologies LLC	0.5	1.3%	3.1%
Bridgeway Capital Management, LLC	0.5	1.2%	2.7%
The Vanguard Group, Inc.	0.5	1.1%	2.6%
BlackRock, Inc.	0.3	0.8%	1.7%
Advance Crest Investments Limited [2]	0.3	0.7%	1.5%
Tribus Capital Limited [3]	0.2	0.5%	1.2%
Other Current / Former Directors and Executive Officers	0.3	0.8%	1.9%
Other Shareholders	6.2	15.3%	34.6%
Total [4]	**40.4**	**100.0%**	**100.0%**

Selected Stockholm Trading Statistics

90 Days Preceding Announcement of Initial Copenhagen Proposal (7/18/23)	
Average Daily Trading Volume (shares in thousands)	29.2
Average Daily Trading Value (dollars in thousands)	$87.3
Since Announcement of Initial Copenhagen Proposal	
Average Daily Trading Volume (shares in thousands)	30.7
Average Daily Trading Value (dollars in thousands)	$98.3

Note: Does not reflect share acquisitions or disposals not publicly disclosed as of 10/6/23.
Note: Ownership summary reflects Copenhagen's holdings in the Company as well as all holders who own more than 1.0% of non-Copenhagen shares outstanding.
1. *Includes shares held by Steven and Deborah Lebowitz, as well as other family affiliates.*
2. *Affiliate of Stockholm director and Copenhagen affiliate Mukesh Sharda, who possesses a 50% ownership interest per public filings.*
3. *Affiliate of Stockholm director and Copenhagen affiliate Mukesh Sharda, who possesses a two-thirds ownership interest per public filings.*
4. *Reflects total shares of Company common stock outstanding as of 8/2/23 per the Company's Form 10-Q for the period ended 6/30/23, pro forma for issuance of ~0.1 million shares of common stock to current Stockholm directors on 10/2/23 per public filings.*

NA refers to not applicable.
Sources: Capital IQ and public filings as of 10/6/23.

23 | Houlihan Lokey

 05  05 APPENDICES

 06  05  APPENDICES  Weighted Average Cost of Capital

Weighted Average Cost of Capital Calculation

Selected Company	Total Debt to Total Cap [1] [2]	Dd to Total Cap [1] [3]	Dnd to Total Cap [1] [4]	Total Debt to Equity Market Value [2] [5]	Dd to Equity Market Value [3] [5]	Dnd to Equity Market Value [4] [5]	Pfd. Stock to Total Cap [1] [6]	Equity Market Value to Total Cap [1] [5]	Pfd. Stock to Equity Market Value [5] [6]
Concentrix Corporation	49.0%	49.0%	0.0%	95.9%	95.9%	0.0%	0.0%	51.0%	0.0%
IBEX Limited	0.3%	0.3%	0.0%	0.3%	0.3%	0.0%	0.0%	99.7%	0.0%
TaskUs, Inc.	23.1%	23.1%	0.0%	30.0%	30.0%	0.0%	0.0%	76.9%	0.0%
TDCX Inc.	3.0%	3.0%	0.0%	3.1%	3.1%	0.0%	0.0%	97.0%	0.0%
Teleperformance SE [7]	32.5%	32.5%	0.0%	48.2%	48.2%	0.0%	0.0%	67.5%	0.0%
TELUS International (Cda) Inc.	47.9%	24.6%	23.4%	92.1%	47.2%	44.9%	0.0%	52.1%	0.0%
TTEC Holdings, Inc.	41.8%	40.7%	1.1%	72.0%	70.0%	1.9%	0.0%	58.2%	0.0%
Median	32.5%	24.6%	0.0%	48.2%	47.2%	0.0%	0.0%	67.5%	0.0%
Mean	28.2%	24.7%	3.5%	48.8%	42.1%	6.7%	0.0%	71.8%	0.0%
Stockholm (Illustrative) [8]	37.6%	23.2%	14.4%	60.3%	37.1%	23.1%	0.0%	62.4%	0.0%

Selected Company	Levered Beta [9]	Unlevered Beta [10]	Equity Risk Premium [11]	Size Premium [12]	Cost of Equity [13]	Cost of Debt [14]	Cost of Pfd. Stock [15]	WACC
Concentrix Corporation	0.86	0.51	5.75%	0.58%	10.7%	6.4%	NA	7.7%
IBEX Limited	0.70	0.69	5.75%	2.15%	11.3%	7.1%	NA	11.3%
TaskUs, Inc.	2.30	1.89	5.75%	1.37%	19.7%	7.5%	NA	16.5%
TDCX Inc.	1.10	1.07	5.75%	1.37%	12.8%	NA	NA	12.4%
Teleperformance SE [7]	0.81	0.60	5.75%	0.57%	10.3%	4.6%	NA	8.1%
TELUS International (Cda) Inc.	0.90	0.50	5.75%	1.16%	11.5%	8.8%	NA	9.6%
TTEC Holdings, Inc.	1.25	0.82	5.75%	1.37%	13.7%	6.6%	NA	10.0%
Median	0.90	0.69			11.5%	6.8%	NA	10.0%
Mean	1.13	0.87			12.9%	6.8%	NA	10.8%
Stockholm (Illustrative) [8]	0.85	0.56	5.75%	4.83%	14.8%	9.6%	NA	12.3%

Note: No company used in this calculation for comparative purposes is identical to the Company.
1. *Total Cap refers to total capitalization, which equals Equity Market Value + Total Debt + Pfd. Stock.*
2. *Total Debt refers to total debt amount based on most recent public filings as of 10/6/23.*
3. *Dd refers to Implied Tax-Deductible Debt, which equals the lesser of (a) 30% of Adjusted Taxable Income/Cost of Debt, or (b) Total Debt. LTM Adjusted EBIT, based on most recent public filings as of 10/6/23, is assumed to be a valid proxy for Adjusted Taxable Income for the selected companies.*
4. *Dnd refers to Implied Non-Tax-Deductible Debt, which equals Total Debt minus Dd.*
5. *Equity Market Value based on closing price on 10/6/23 and on diluted shares as of 10/6/23.*
6. *Pfd. Stock refers to preferred stock, which is the amount as stated in most recent public filings as of 10/6/23.*
7. *Teleperformance information not pro forma for acquisition of Majorel Group Luxembourg S.A. announced on 4/26/23 due to insufficient information.*
8. *Based on public filings, market data and other public information as of 10/6/23.*
9. *Based on actual levered beta per Bloomberg 5-year weekly as of 10/6/23.*
10. *Unlevered Beta = Levered Beta/(1 + ((1 – tax rate) * Dd to Equity Market Value) + (Dnd to Equity Market Value) + (Pfd. Stock to Equity Market Value)).*
11. *Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply-side and demand-side models and other materials.*
12. *Kroll Cost of Capital Navigator ("Navigator").*
13. *Cost of Equity = Risk-Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk-Free Rate of Return as of 10/6/23, based on 20-year U.S. Treasury Bond Yield.*
14. *Based on selected company weighted average interest rate per most recent public filings, unless the selected company has publicly traded debt, in which case the cost of debt is based on the market-based yield to worst for such securities as of 10/6/23.*
15. *Based on selected company weighted average preferred dividend per most recent public filings 10/6/23.*

NA refers to not available; WACC refers to Weighted Average Cost of Capital.
Sources: Bloomberg and Capital IQ.

26 Houlihan Lokey

 Weighted Average Cost of Capital Calculation (cont.)  Risk-Free Rate of Return as of 10/6/23, based on 20-year U.S. Treasury Bond Yield.  Based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.  Navigator.  Reflects long term normalized tax rate, per Company management.  Stockholm terminal year Adjusted EBIT is assumed to be a valid proxy for Stockholm Adjusted Taxable Income.  Stockholm Total Debt refers to total debt amount of Stockholm as of 10/6/23.  Stockholm Dd refers to Implied Tax-Deductible Debt of Stockholm, which equals the lesser of (a) 30% of Stockholm Adjusted Taxable Income/Cost of Debt, or (b) Stockholm Total Debt. Based on Capital Structure Assumptions.  Stockholm Dnd refers to Implied Non-Tax-Deductible Debt of Stockholm, which equals Stockholm Total Debt minus Stockholm Dd.  Based on review of corresponding metrics of selected companies listed on WACC calculation page.  Based on the Company's Dd and Dnd and the Capital Structure Assumptions regarding Total Debt to Total Capitalization and Equity Market Value to Total Capitalization.  Based on review of selected companies’ unlevered betas listed on Weighted Average Cost of Capital Calculation page.   Computed Levered Beta = Selected Unlevered Beta * (1 + ((1 – Tax Rate) * Dd to Equity Market Value) + (Dnd to Equity Market Value) + (Preferred Stock to Equity Market Value)). Based on Market and Capital Structure Assumptions.  Cost of Equity = Risk-Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions.  See prior page for illustrative calculation. Based on public filings, market data and other public information as of 10/6/23. NA refers to not available.  WACC refers to Weighted Average Cost of Capital.  (dollars in millions)  Market  Assumptions  Risk-Free Rate of Return [1]  5.13%  Equity Risk Premium [2]  5.75%  Size Premium [3]  4.83%  Tax Rate [4]  26.50%  Capital Structure  Assumptions  Stockholm Adjusted Taxable Income [5]  $30.3  Stockholm Total Debt [6]  $78.9  Stockholm Dd [7]  $78.9  Stockholm Dnd [8]  $0.0  Total Debt to Total Capitalization [9]  32.5%  Dd to Total Capitalization [10]  32.5%  Dnd to Total Capitalization [10]  0.0%  Total Debt to Equity Market Value  48.2%  Dd to Equity Market Value [10]  48.2%  Dnd to Equity Market Value [10]  0.0%  Preferred Stock to Total Capitalization [9]  0.0%  Equity Market Value to Total Capitalization [9]  67.5%  Preferred Stock to Equity Market Value  0.0%  Cost of Debt [9]  6.8%  Cost of Preferred Stock [9]  NA  Computed WACC | Selected Companies  12.0%  Computed WACC | Stockholm Observed Levered Beta & Capital Structure [14] (Illustrative)  12.3%  Selected Weighted Average Cost of Capital Range  11.0%  --  13.0%  Cost of Equity for Computed WACC  Selected Companies Beta  Selected Unlevered Beta [11] Computed Levered Beta [12] Cost of Equity [13]  0.69  0.94  15.4%  Sources: Bloomberg and Capital IQ.  26

 05  05  APPENDICES  Selected Benchmarking Data

Selected Benchmarking Data

Size, Leverage & Liquidity

Size (LTM Revenue, millions)	
Concentrix Corporation [2]	$8,943.1
Teleperformance SE [3]	$8,638.8
TELUS International (Cda) Inc.	$2,598.0
TTEC Holdings, Inc.	$2,484.4
TaskUs, Inc.	$938.8
IBEX Limited	$523.1
TDCX Inc.	$503.6
Stockholm	**$371.1**

Size [1] (Enterprise Value as of 10/6/23, millions)	
Concentrix Corporation [4]	$10,305.0
Teleperformance SE [3]	$10,114.6
TELUS International (Cda) Inc.	$3,848.7
TTEC Holdings, Inc.	$2,092.7
TaskUs, Inc.	$1,000.7
TDCX Inc.	$570.4
IBEX Limited	$248.5
Stockholm [5]	**$173.9**

Leverage (Net Debt to LTM Adjusted EBITDA)	
TDCX Inc.	-2.0x
IBEX Limited	-0.8x
TaskUs, Inc.	0.5x
Stockholm	**1.2x**
Teleperformance SE [3]	1.7x
TTEC Holdings, Inc.	2.6x
Concentrix Corporation [6]	3.2x
TELUS International (Cda) Inc.	3.4x

Liquidity (Current Ratio as of 10/6/23)	
TDCX Inc.	7.4
Concentrix Corporation [7]	3.5
TaskUs, Inc.	2.8
IBEX Limited	2.2
TTEC Holdings, Inc.	1.6
Teleperformance SE [3]	1.3
Stockholm	**1.3**
TELUS International (Cda) Inc.	1.3

Profitability

Profitability (LTM Adjusted EBITDA to LTM Revenue)	
TDCX Inc.	27.1%
TaskUs, Inc.	22.9%
TELUS International (Cda) Inc.	19.9%
Teleperformance SE [3]	19.2%
Concentrix Corporation [7]	15.6%
IBEX Limited	12.7%
TTEC Holdings, Inc.	12.3%
Stockholm	**10.1%**

Profitability (LTM Adjusted EBITDA less Capex to LTM Revenue)	
TDCX Inc.	23.4%
TaskUs, Inc.	19.7%
TELUS International (Cda) Inc.	16.3%
Teleperformance SE [3]	16.0%
Concentrix Corporation [7]	13.2%
IBEX Limited	9.1%
TTEC Holdings, Inc.	9.0%
Stockholm	**6.3%**

Profitability (CY 2023E Adjusted EBITDA to CY 2023E Revenue)	
TDCX Inc.	24.5%
TaskUs, Inc.	23.0%
Teleperformance SE [3]	21.5%
TELUS International (Cda) Inc.	21.5%
IBEX Limited	13.0%
TTEC Holdings, Inc.	12.0%
Stockholm	**9.7%**
Concentrix Corporation [8]	*NA*

Profitability (CY 2024E Adjusted EBITDA to CY 2024E Revenue)	
TDCX Inc.	24.7%
TELUS International (Cda) Inc.	23.3%
TaskUs, Inc.	23.3%
Teleperformance SE [3]	21.7%
Concentrix Corporation	16.7%
IBEX Limited	13.6%
TTEC Holdings, Inc.	12.2%
Stockholm	**10.0%**

Note: No company shown for comparative purposes is identical to the Company.

1. *Based on public trading prices of common stock.*
2. *Reflects FY 2022 revenue pro forma for the acquisition of Webhelp SAS completed on 9/25/23. LTM pro forma financial information not available.*
3. *Consensus estimates from the majority of Wall Street analysts covering the company do not reflect pro forma results for the pending acquisition of Majorel Group Luxembourg S.A. announced on 4/26/23. As such, and due to insufficient pro forma capital structure information, figures reflect financials for Teleperformance on a stand-alone basis.*
4. *Does not reflect the impact of contingent earnout shares related to the Webhelp SAS acquisition completed on 9/25/23.*
5. *Based on public filings, market data and other public information as of 10/6/23.*
6. *Reflects the impact of the Webhelp SAS acquisition completed on 9/25/23, per earnings transcript dated 9/27/23.*
7. *Does not reflect the impact of the Webhelp SAS acquisition completed on 9/25/23 due to unavailability of corresponding pro forma information.*
8. *Estimated FY 2023E figures pro forma for the Webhelp SAS acquisition completed on 9/25/23 are not available.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items.
Capex refers to Capital Expenditures; CY refers to Calendar Year; E refers to Estimated; FY refers to Fiscal Year.
LTM refers to the most recently completed 12-month period for which financial information has been made public; NA refers to not available.
Sources: Bloomberg, Capital IQ, Company management and public filings.

29 | Houlihan Lokey

 Selected Benchmarking Data (cont.)  Note: No company shown for comparative purposes is identical to the Company.  Consensus estimates from the majority of Wall Street analysts covering the company do not reflect pro forma results for the pending acquisition of Majorel Group Luxembourg S.A. announced on 4/26/23. As such, figures reflect financials for Teleperformance on a stand-alone basis.  Does not reflect the impact of the Webhelp SAS acquisition completed on 9/25/23 due to unavailability of corresponding pro forma information.  IBEX Limited became a domestic filer (reporting financial results in accordance with U.S. GAAP, rather than IFRS) as of 7/1/23; as such, CY 2020 to CY 2022 growth rates on a comparable basis are not available.  Fully pro forma 2023 financial information reflecting the impact of the Webhelp SAS acquisition completed on 9/25/23 not available. Pro forma CY 2022 to CY 2024E revenue and Adjusted EBITDA CAGRs reflecting the impact of the Webhelp SAS acquisition are approximately 4.8% and 7.3%, respectively.  Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items.  Historical & Projected Revenue Growth  Historical & Projected EBITDA Growth  Projected Growth  (CY 2022 to CY 2023E Revenue)  TELUS International (Cda) Inc.  9.9%  IBEX Limited  3.5%  TTEC Holdings, Inc.  2.4%  Teleperformance SE [1]  2.0%  TDCX Inc.  -1.3%  Stockholm  -1.4%  TaskUs, Inc.  -5.7%  Concentrix Corporation [4]  NA  Historical Growth  (CY 2020 to CY 2022 Revenue)  TaskUs, Inc.  41.7%  TELUS International (Cda) Inc.  24.9%  TDCX Inc.  23.6%  Teleperformance SE [1]  19.3%  Concentrix Corporation [2]  15.8%  TTEC Holdings, Inc.  12.0%  Stockholm  -7.4%  IBEX Limited [3]  NA  Projected Growth  (CY 2023E to CY 2024E Revenue)  TDCX Inc.  9.6%  TELUS International (Cda) Inc.  8.3%  Teleperformance SE [1]  7.0%  TTEC Holdings, Inc.  4.5%  IBEX Limited  3.7%  TaskUs, Inc.  2.6%  Stockholm  1.5%  Concentrix Corporation [4]  NA  Historical Growth  (CY 2021 to CY 2022 Revenue)  TaskUs, Inc.  26.3%  TDCX Inc.  20.2%  Teleperformance SE [1]  14.6%  TELUS International (Cda) Inc.  12.5%  IBEX Limited  8.5%  TTEC Holdings, Inc.  7.5%  Concentrix Corporation [2]  6.0%  Stockholm  -18.1%  Projected Growth  (CY 2022 to CY 2023E Adjusted EBITDA)  IBEX Limited  22.6%  Teleperformance SE [1]  15.0%  TELUS International (Cda) Inc.  9.6%  Stockholm  -4.6%  TTEC Holdings, Inc.  -5.6%  TaskUs, Inc.  -6.1%  TDCX Inc.  -18.3%  Concentrix Corporation [4]  NA  Projected Growth  (CY 2023E to CY 2024E Adjusted EBITDA)  TELUS International (Cda) Inc.  17.8%  TDCX Inc.  10.4%  IBEX Limited  8.2%  Teleperformance SE [1]  8.1%  TTEC Holdings, Inc.  6.7%  Stockholm  5.4%  TaskUs, Inc.  3.5%  Concentrix Corporation [4]  NA  Historical Growth  (CY 2020 to CY 2022 Adjusted EBITDA)  TaskUs, Inc.  44.2%  Concentrix Corporation [2]  28.8%  Teleperformance SE [1]  28.8%  TELUS International (Cda) Inc.  27.0%  TDCX Inc.  20.6%  TTEC Holdings, Inc.  1.5%  Stockholm  -5.2%  IBEX Limited [3]  NA  Historical Growth  (CY 2021 to CY 2022 Adjusted EBITDA)  IBEX Limited  21.3%  Teleperformance SE [1]  21.1%  TELUS International (Cda) Inc.  20.4%  TaskUs, Inc.  18.8%  Concentrix Corporation [2]  10.9%  TDCX Inc.  9.8%  TTEC Holdings, Inc.  -8.1%  Stockholm  -18.7%  CAGR refers to Compound Annual Growth Rate; CY refers to Calendar Year; E refers to Estimated; NA refers to not available. Sources: Bloomberg, Capital IQ, Company management and public filings.  30

 06  05  APPENDICES  Historical Trading Multiple Observations

Selected Companies Historical Trading Multiples

Enterprise Value to LTM Adjusted EBITDA (Last Two Years)[1]

	Three-Month Average	Six-Month Average	One-Year Average	Two-Year Average
Selected Companies Median [2]	6.2x	6.7x	8.2x	10.5x



25.0x
20.0x
16.2x
15.0x
10.0x
5.9x
5.0x
0.0x
Oct-21
Jan-22
Apr-22
Jul-22
Oct-22
Jan-23
Apr-23
Jul-23
Oct-23
Selected Companies Median [2]

Note: Multiples shown above are sourced directly from Capital IQ; as such, certain multiples may differ from figures shown on other pages. Excludes figures that are not available or not meaningful.
1. Includes Concentrix Corporation; IBEX Limited; TaskUs, Inc.; TDCX Inc.; Teleperformance SE; TELUS International (Cda) Inc.; and TTEC Holdings, Inc.
2. Based on median LTM adjusted EBITDA multiple.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, and Stock Option Expense, adjusted for certain non-recurring items.
LTM refers to Latest 12 Months.
Source: Capital IQ as of 10/6/23.

32 | Houlihan Lokey

 0.0x  5.0x  10.0x  15.0x  15.0x  20.0x  25.0x  Oct-21  Jan-22  Apr-22  Jul-22  Oct-22 Jan-23  Selected Companies Median [2]  Apr-23  Jul-23  Oct-23  Selected Companies Historical Trading Multiples (cont.)  Enterprise Value to NTM Adjusted EBITDA (Last Two Years)1  Note: Multiples shown above are sourced directly from Capital IQ; as such, certain multiples may differ from figures shown on other pages. Excludes figures that are not available or not meaningful.  Includes Concentrix Corporation; IBEX Limited; TaskUs, Inc.; TDCX Inc.; Teleperformance SE; TELUS International (Cda) Inc.; and TTEC Holdings, Inc.  Based on median NTM adjusted EBITDA multiple.  5.0x  Three-Month Average  Six-Month Average  One-Year Average  Two-Year Average  Selected Companies Median [2]  5.6x  6.0x  7.4x  9.6x  Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, and Stock Option Expense, adjusted for certain non-recurring items. NTM refers to Next 12 Months.  Source: Capital IQ as of 10/6/23.  33

 06  05  APPENDICES  Illustrative Selected Premiums Paid Observations

Illustrative Selected Premiums Paid Observations
Selected Transactions

Announced	Target	Acquiror	Implied Premiums Paid [1] 1-Day [2]	Implied Premiums Paid [1] 1-Month
4/26/2023	Majorel Group Luxembourg S.A.	Teleperformance SE	43.2%	54.5%
3/29/2023	Webhelp SAS	Concentrix Corporation	NA	NA
4/6/2022	GRUPO KONECTANET, S.L.U.	Comdata S.p.A.	NA	NA
12/28/2021	Senture, LLC	Teleperformance SE	NA	NA
9/1/2021	Unisono Solutions Group SL	Intelcia Group S.A	NA	NA
6/18/2021	Sykes Enterprises, Incorporated	Sitel Worldwide Corporation	31.2%	31.2%
12/8/2020	Everise Holdings	Brookfield Business Partners L.P.	NA	NA
9/22/2020	Odigo SAS	Apax Partners SAS (nka:Seven2 SAS)	NA	NA
12/4/2019	CCC Holding GmbH	TELUS International (Cda) Inc.	NA	NA
7/9/2019	Webhelp SAS	Groupe Bruxelles Lambert SA	NA	NA
8/9/2018	TU TopCo, Inc. (nka:TaskUs, Inc.)	The Blackstone Group L.P.	NA	NA
6/28/2018	Convergys Corporation	SYNNEX Corporation	10.4%	12.3%
6/14/2018	Intelenet Global Services Private Ltd.	Teleperformance SE	NA	NA
3/15/2018	CSP Alpha Midco Pte Ltd (dba: Aegis)	StarTek, Inc.	NA	NA
		Low	10.4%	12.3%
		High	43.2%	54.5%
		Median	31.2%	31.2%
		Mean	28.3%	32.7%
7/18/2023	**Stockholm [3]**	**Copenhagen**	**50.3%**	**45.8%**

Note: No company shown above for comparative purposes is identical to the Company, and no transaction shown above for comparative purposes is identical to the Transaction.
1. Based on closing stock price data, per Capital IQ.
2. Represents most recently completed trading day prior to announcement.
3. Represents the premia of the Per Share Transaction Consideration price above the unaffected price prior to the announcement of the Initial Copenhagen Proposal.
NA refers to not available.
Sources: The Agreement, Capital IQ, the Initial Copenhagen Proposal and public filings,.

35 | Houlihan Lokey

06  06 DISCLAIMER

 Disclaimer  37  This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of Stockholm (the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials.  The materials are for discussion purposes only. Houlihan Lokey expressly disclaims any and all liability, whether direct or indirect, in contract or tort or otherwise, to any person in connection with the materials. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Committee, the Company or Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey’s express prior written consent.  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Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials, except as may be expressly contemplated by Houlihan Lokey’s engagement letter. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party. The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Board, the Committee, the Company, any security holder of the Company or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise or whether to buy or sell any assets or securities of any company. Houlihan Lokey’s only opinion is the opinion, if any, that is actually delivered to the Committee. In preparing the materials Houlihan Lokey has acted as an independent contractor and nothing in the materials is intended to create or shall be construed as creating a fiduciary or other relationship between Houlihan Lokey and any party. The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates.  The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaption and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Furthermore, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. The materials do not constitute a valuation opinion or credit rating. The materials do not address the consideration to be paid or received in, the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise. Furthermore, the materials do not address the fairness of any portion or aspect of the Transaction to any party. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party under any law.

 Disclaimer (cont.)  37  All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including, without limitation, estimates of potential cost savings and synergies) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates (including, without limitation, estimates of potential cost savings and synergies) contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. Houlihan Lokey has relied upon representations made by management of the Company and other participants in the Transaction that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and Houlihan Lokey expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based. The scope of the financial analysis contained herein is based on discussions with the Company (including, without limitation, regarding the methodologies to be utilized), and Houlihan Lokey does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose.  Houlihan Lokey has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company and other participants in the Transaction that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or any other participant in the Transaction since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to, discussed with or reviewed by Houlihan Lokey that would be material to its analyses, and that the final forms of any draft documents reviewed by Houlihan Lokey will not differ in any material respect from such draft documents.  The materials are not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commodity, future, loan or currency. 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